For Immediate Release

Level One Bancorp, Inc. reports first quarter 2019 net income of $3.5 million, representing $0.44 of diluted earnings per common share

Farmington Hills, MI – April 30, 2019 – Level One Bancorp, Inc. (“Level One”) (Nasdaq: LEVL) today reported financial results for the first quarter of 2019, which included net income of $3.5 million, or $0.44 per diluted share. This compares to net income of $4.0 million, or $0.50 per diluted share, in the preceding quarter and $3.2 million, or $0.47 per diluted share, in the first quarter of 2018.

Patrick J. Fehring, President and Chief Executive Officer, commented “We are pleased to announce a solid first quarter with earnings of $3.5 million, representing an increase of 9.43% over the first quarter of 2018.  First quarter fully diluted earnings per share of $0.44 slightly declined from $0.47 in the first quarter of 2018 primarily as a result of our initial public offering of shares in April of 2018. We continue to focus on our strategic priorities to ensure a strong organization for our shareholders, team members, and clients."

He continued, "Earlier this year, we announced the approval of a share repurchase program and repurchased a total of $1.1 million in shares of our common stock during the first quarter. In addition, we announced an increase in our first quarter dividend to $0.04 per share, compared to $0.03 per share paid out during each quarter of 2018. The increase in our first quarter dividend, along with the commencement of the share repurchase program, demonstrate our commitment to return more capital to our shareholders."

First Quarter 2019 Financial Highlights

•	Net income was $3.5 million, or $0.44 per diluted share, for the first quarter of 2019

•	Net interest margin, on a fully taxable equivalent ("FTE") basis, was 3.76%, compared to 3.73% in the preceding quarter

•	Noninterest income increased 66.62% to $2.3 million in the first quarter of 2019, compared to $1.4 million in the first quarter of 2018 mainly due to higher mortgage banking activities income

•	Our quarterly dividend declared increased from $0.03 per common share in the first quarter of 2018 to $0.04 per common share in the first quarter of 2019

•	Total assets increased 11.99% to $1.46 billion at March 31, 2019, compared to $1.30 billion at March 31, 2018

•	Total loans increased 7.58% to $1.13 billion at March 31, 2019, compared to $1.05 billion at March 31, 2018

•	Total deposits increased 3.49% to $1.15 billion at March 31, 2019, compared to $1.11 billion at March 31, 2018

•	Book value per share increased 20.08% to $20.15 per share at March 31, 2019, compared to $16.78 per share at March 31, 2018

•	Tangible book value per share increased 23.64% to $18.88 per share at March 31, 2019, compared to $15.27 per share at March 31, 2018

Balance Sheet Review

Level One's total assets were $1.46 billion at March 31, 2019, an increase of $40.3 million, or 2.85%, from $1.42 billion at December 31, 2018, and up $155.9 million, or 11.99%, from $1.30 billion at March 31, 2018. The increase in total assets from

December 31, 2018 was primarily due to an increase in originated loans, mortgage loans held for sale and securities available-for-sale.

The investment securities portfolio was $226.9 million at March 31, 2019, an increase of $22.6 million, or 11.07%, from $204.3 million at December 31, 2018, and up $66.6 million, or 41.49%, from $160.3 million at March 31, 2018.

Total loans were $1.13 billion at March 31, 2019, an increase of $4.5 million, or 0.40%, from $1.13 billion at December 31, 2018, and up $79.7 million, or 7.58%, from $1.05 billion at March 31, 2018. Loan originations during the first quarter of 2019 were strong. However, the originations were nearly offset by high loan payoffs during the quarter which have historically occurred during the first quarter of each year. The growth in total loans compared to March 31, 2018 was primarily due to growth in our commercial and industrial and residential real estate loan portfolios.

Total deposits were $1.15 billion at March 31, 2019, an increase of $16.8 million, or 1.48%, from $1.13 billion at December 31, 2018, and up $38.8 million, or 3.49%, from $1.11 billion at March 31, 2018. Total deposit composition at March 31, 2019 consisted of 30.11% of demand deposit accounts, 27.71% of savings and money market accounts and 42.18% of time deposits.

Operating Results

Level One's net interest income decreased $95 thousand, or 0.73%, to $12.7 million in the first quarter of 2019, compared to $12.8 million in the preceding quarter, primarily as a result of higher costs of funds, and increased $591 thousand, or 4.87%, compared to $12.1 million in the first quarter of 2018, primarily as a result of increased income on originated loans, partially offset by increased interest expense on deposits.

Level One’s net interest margin, on a FTE basis, was 3.76% in the first quarter of 2019, compared to 3.73% in the preceding quarter and 4.03% in the first quarter of 2018. This improvement in the net interest margin compared to the preceding quarter was primarily as a result of higher average loan yield from the fourth quarter of 2018 to the first quarter of 2019, partially offset by higher cost of funds as a result of customers gravitating towards interest-bearing accounts. The decrease in net interest margin year over year was primarily due to higher cost of funds.

Level One's noninterest income increased $914 thousand, or 66.62%, compared to $1.4 million in the first quarter of 2018, and remained consistent from the first quarter of 2019 compared to the preceding quarter. The increase in noninterest income year over year was primarily due to a $884 thousand increase in mortgage banking activities mainly as a result of higher gains on sales of loans.

Level One’s noninterest expenses remained stable in the first quarter of 2019 compared to the preceding quarter, and increased $1.2 million, or 13.50%, compared to $9.1 million in the first quarter of 2018. The increase in noninterest expenses year over year was primarily a result of increased salary and employee benefits due to the overall growth in team member headcount, including the doubling in size of the mortgage division during the third quarter of 2018. The efficiency ratio, which is a measure of operating expenses as a percentage of net interest income and noninterest income, for the first quarter of 2019 was 69.10%, compared to 68.68% for the preceding quarter and 67.67% in the first quarter of 2018.

Level One's income tax provision was $747 thousand, or 17.73% of pretax income, in the first quarter of 2019, as compared to $836 thousand, or 17.46% of pretax income, in the preceding quarter and $642 thousand, or 16.85% of pretax income, in the first quarter of 2018.

Asset Quality

Nonperforming loans were $16.6 million, or 1.47% of total loans, at March 31, 2019, a decrease of $1.8 million from nonperforming loans of $18.4 million, or 1.64% of total loans, at December 31, 2018, and an increase of $3.6 million from nonperforming loans of $13.0 million, or 1.23% of total loans, at March 31, 2018. The decrease in nonperforming loans from the fourth quarter 2018 is primarily due to the pay off of a large loan relationship on nonaccrual status during the first quarter 2019. The increase in nonperforming loans compared to first quarter 2018 was primarily due to two commercial loan relationships totaling $8.0 million moving to nonaccrual status, partially offset by commercial loan payoffs of $5.3 million.

Level One had $373 thousand of other real estate owned assets at March 31, 2019, compared to $0 other real estate owned assets at December 31, 2018 and March 31, 2018. Nonperforming assets, consisting of nonaccrual loans and other real estate owned, as a percentage of total assets were 1.17% at March 31, 2019, compared to 1.30% at December 31, 2018, and 1.00% at March 31, 2018.

In addition, we had $453 thousand of loans 90 days or more past due and still accruing at March 31, 2019, compared to $243 thousand at December 31, 2018 and $263 thousand at March 31, 2018, all of which consisted of purchase credit impaired loans.

Performing troubled debt restructured loans that were not included in nonaccrual loans at March 31, 2019 were $925 thousand, compared to $931 thousand at December 31, 2018 and $2.4 million at March 31, 2018. Borrowers who are in financial difficulty and who have been granted concessions that may include interest rate reductions, forbearance agreements, and principal deferral or reduction, are categorized as troubled debt restructured loans.

Net chargeoffs in the first quarter of 2019 were $29 thousand, or 0.01% of average loans on an annualized basis, compared to $274 thousand of net chargeoffs, or 0.10% of average loans on an annualized basis, for the preceding quarter and $755 thousand of net chargeoffs, or 0.29% of average loans on an annualized basis, for the quarter ended March 31, 2018.

Level One's first quarter of 2019 provision for loan losses was a provision expense of $422 thousand, compared to a provision benefit of $51 thousand in the preceding quarter and a provision expense of $554 thousand in the first quarter of 2018. The change in provision for loan losses compared to fourth quarter 2018 was primarily due to $229 thousand of new specific reserves on two commercial loan relationships as well as the organic growth in the loan portfolio quarter over quarter. The allowance for loan losses was $12.0 million, or 1.06% of total loans, at March 31, 2019, compared to $11.6 million, or 1.03% of total loans, at December 31, 2018, and $11.5 million, or 1.09% of total loans, at March 31, 2018. As of March 31, 2019, the allowance for loan losses as a percentage of nonperforming loans was 71.85%, compared to 62.70% at December 31, 2018, and 88.67% at March 31, 2018.

Capital

Total shareholders’ equity was $156.1 million at March 31, 2019, an increase of $4.3 million, or 2.87%, compared with $151.8 million at December 31, 2018, primarily as a result of increased retained earnings and accumulated other comprehensive income. Total shareholders' equity increased $45.6 million, or 41.25%, from $110.5 million at March 31, 2018, primarily as a result of our initial public offering of 1,150,765 shares of common stock in April of 2018.

Recent Developments

First Quarter Dividend: On March 21, 2019, Level One’s Board of Directors declared a quarterly cash dividend of $0.04 per share. This dividend was paid out on April 15, 2019, to stockholders of record at the close of business on March 31, 2019.

About Level One Bancorp, Inc.

Level One Bancorp, Inc. is the holding company for Level One Bank, a full-service commercial and consumer bank headquartered in Michigan with assets of approximately $1.46 billion as of March 31, 2019. It operates twelve banking centers throughout southeast Michigan and west Michigan. Level One Bank's success has been recognized both locally and nationally as the U.S. Small Business Administration's (SBA) "Community Lender of the Year" and "Export Finance Lender of the Year" and one of S&P Global's Top 10 "Best-Performing Community Banks" in the nation. Level One's commercial division provides a menu of products including lines of credit, term loans, leases, commercial mortgages, SBA loans, export-import financing, and a full suite of treasury management and private banking services. The consumer division offers personal savings and checking accounts and a complete array of consumer loan products including residential mortgages, home equity, auto, and credit card services. Level One Bank offers a variety of online banking services and a robust mobile banking application for individuals and businesses. Level One Bank offers the sophistication of a big bank, the heart of a community bank, and the spirit of an entrepreneur. For more information, visit www.levelonebank.com.

Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management’s current views of future events and operations. These forward-looking statements are based on the information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risk and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations, changes in interest rates and other general economic, business and political conditions, including changes in the financial markets, as well as other risks described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Media Contact:	Investor Relations Contact:
Nicole Ransom	Peter Root
(248) 538-2183	(248) 538-2186

Summary Consolidated Financial Information
(Unaudited)	As of or for the three months ended,
(Dollars in thousands, except per share data)	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Earnings Summary
Interest income	$17,442	$17,041	$16,629	$15,380	$14,774
Interest expense	4,724	4,228	3,560	2,965	2,647
Net interest income	12,718	12,813	13,069	12,415	12,127
Provision (benefit) for loan losses	422	(51)	619	(710)	554
Noninterest income	2,286	2,307	1,924	1,452	1,372
Noninterest expense	10,368	10,384	10,454	9,705	9,135
Income before income taxes	4,214	4,787	3,920	4,872	3,810
Income tax provision	747	836	665	860	642
Net income	$3,467	$3,951	$3,255	$4,012	$3,168
Per Share Data
Basic earnings per common share	$0.45	$0.51	$0.42	$0.54	$0.48
Diluted earnings per common share	0.44	0.50	0.41	0.53	0.47
Book value per common share	20.15	19.58	18.77	18.51	16.78
Tangible book value per share (1)	18.88	18.31	17.50	17.23	15.27
Shares outstanding (in thousands)	7,749	7,750	7,749	7,749	6,585
Average basic common shares (in thousands)	7,752	7,750	7,749	7,456	6,539
Average diluted common shares (in thousands)	7,869	7,893	7,901	7,613	6,699
Selected Period End Balances
Total assets	$1,456,552	$1,416,215	$1,446,269	$1,322,913	$1,300,629
Securities available-for-sale	226,874	204,258	199,051	196,047	160,349
Total loans	1,131,097	1,126,565	1,114,999	1,045,789	1,051,354
Total deposits	1,151,463	1,134,635	1,130,311	1,065,216	1,112,644
Total liabilities	1,300,433	1,264,455	1,300,810	1,179,468	1,190,106
Total shareholders' equity	156,119	151,760	145,459	143,445	110,523
Tangible shareholders' equity (1)	146,337	141,926	135,570	133,501	100,524
Performance and Capital Ratios
Return on average assets (annualized)	0.96%	1.11%	0.95%	1.23%	1.00%
Return on average equity (annualized)	8.99	10.69	8.95	11.97	11.64
Net interest margin (fully taxable equivalent)(2)	3.76	3.73	3.97	3.99	4.03
Efficiency ratio (noninterest expense/net interest income plus noninterest income)	69.10	68.68	69.73	69.99	67.67
Dividend payout ratio (3)	6.72	5.87	7.13	5.78	—
Total shareholders' equity to total assets	10.72	10.72	10.06	10.84	8.50
Tangible equity to tangible assets (1)	10.11	10.09	9.44	10.17	7.79
Common equity tier 1 to risk-weighted assets	11.78	11.82	11.75	12.11	9.47
Tier 1 capital to risk-weighted assets	11.78	11.82	11.75	12.11	9.47
Total capital to risk-weighted assets	13.95	14.00	13.99	14.44	11.87
Tier 1 capital to average assets (leverage ratio)	10.19	10.21	10.31	10.60	8.15
Asset Quality Ratios:
Net charge-offs (recoveries) to average loans	0.01%	0.10%	0.07%	(0.26)%	0.29%
Nonperforming assets as a percentage of total assets	1.17	1.30	0.89	0.85	1.00
Nonperforming loans as a percent of total loans	1.47	1.64	1.15	1.08	1.23
Allowance for loan losses as a percentage of period-end loans	1.06	1.03	1.07	1.10	1.09
Allowance for loan losses as a percentage of nonperforming loans	71.85	62.70	92.36	101.67	88.67
Allowance for loan losses as a percentage of nonperforming loans, excluding allowance allocated to loans accounted for under ASC 310-30	66.33	57.71	84.72	92.93	80.36
(1) See section entitled "GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures" below.
(2) Presented on a tax equivalent basis using a 21% tax rate.
(3) The dividend payout ratio of 0 for the three months ended March 31, 2018 was due to the timing difference between the declaration date and payout date of the dividend. The Company declared a $0.03 dividend on March 15, 2018 but it was not paid out until April 16, 2018.
GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures

Some of the financial measures included in this earnings release are not measures of financial performance recognized by GAAP. These non-GAAP financial measures include tangible shareholders' equity, tangible book value per share, and the ratio of tangible shareholders' equity to tangible assets. Our management uses these non-GAAP financial measures in its analysis of our performance, and we believe financial analysts and others frequently use these measures, and other similar measures, to evaluate capital adequacy. We calculate: (i) tangible shareholders' equity as total shareholders' equity less core deposit intangibles and goodwill; (ii) tangible book value per share as tangible shareholders' equity divided by shares of common stock outstanding; and (iii) tangible assets as total assets, less core deposit intangibles and goodwill.

The following presents these non-GAAP financial measures along with their most directly comparable financial measure calculated in accordance with GAAP:

Reconciliation of Non-GAAP Financial Measures	As of
(Dollars in thousands, except per share data)	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
Total shareholders' equity	$156,119	$151,760	$145,459	$143,445	$110,523
Less:
Goodwill	9,387	9,387	9,387	9,387	9,387
Core deposit intangibles	395	447	502	557	612
Tangible shareholders' equity	$146,337	$141,926	$135,570	$133,501	$100,524

Shares outstanding (in thousands)	7,749	7,750	7,749	7,749	6,585
Tangible book value per share	$18.88	$18.31	$17.50	$17.23	$15.27

Total assets	$1,456,552	$1,416,215	$1,446,269	$1,322,913	$1,300,629
Less:
Goodwill	9,387	9,387	9,387	9,387	9,387
Core deposit intangibles	395	447	502	557	612
Tangible assets	$1,446,770	$1,406,381	$1,436,380	$1,312,969	$1,290,630

Tangible equity to tangible assets	10.11%	10.09%	9.44%	10.17%	7.79%

Consolidated Balance Sheets	As of
	March 31,	December 31,	March 31,
(Dollars in thousands)	2019	2018	2018
Assets	(Unaudited)		(Unaudited)
Cash and cash equivalents	$35,982	$33,296	$39,882
Securities available-for-sale	226,874	204,258	160,349
Federal Home Loan Bank stock	8,325	8,325	8,303
Mortgage loans held for sale, at fair value	14,043	5,595	1,871
Loans:
Originated loans	1,051,169	1,041,898	946,179
Acquired loans	79,928	84,667	105,175
Total loans	1,131,097	1,126,565	1,051,354
Less: Allowance for loan losses	(11,960)	(11,566)	(11,506)
Net loans	1,119,137	1,114,999	1,039,848
Premises and equipment, net	13,172	13,242	13,282
Goodwill	9,387	9,387	9,387
Other intangible assets, net	395	447	612
Bank-owned life insurance	11,945	11,866	11,622
Income tax benefit	1,589	2,467	3,026
Other assets	15,703	12,333	12,447
Total assets	$1,456,552	$1,416,215	$1,300,629
Liabilities
Deposits:
Noninterest-bearing demand deposits	$293,217	$309,384	$298,917
Interest-bearing demand deposits	53,538	52,804	68,479
Money market and savings deposits	319,028	287,575	278,042
Time deposits	485,680	484,872	467,206
Total deposits	1,151,463	1,134,635	1,112,644
Borrowings	117,907	99,574	52,783
Subordinated notes	14,905	14,891	14,853
Other liabilities	16,158	15,355	9,826
Total liabilities	1,300,433	1,264,455	1,190,106
Shareholders' equity
Common stock, no par value per share:
Authorized - 20,000,000 shares
Issued and outstanding - 7,749,331 shares at 3/31/19, 7,750,216 shares at 12/31/18, and 6,584,676 shares at 3/31/2018	90,857	90,621	60,886
Treasury stock - 46,626 shares at 3/31/19 and 0 shares at 12/31/18 and 3/31/18	(1,104)	—	—
Retained earnings	66,049	62,891	52,568
Accumulated other comprehensive income (loss), net of tax	317	(1,752)	(2,931)
Total shareholders' equity	156,119	151,760	110,523
Total liabilities and shareholders' equity	$1,456,552	$1,416,215	$1,300,629

Consolidated Statements of Income
(Unaudited)	Three months ended
	March 31,	December 31,	March 31,
(In thousands, except per share data)	2019	2018	2018
Interest income
Originated loans, including fees	$13,894	$13,412	$11,178
Acquired loans, including fees	1,757	2,013	2,426
Securities:
Taxable	936	882	574
Tax-exempt	545	476	351
Federal funds sold and other	310	258	245
Total interest income	17,442	17,041	14,774
Interest Expense
Deposits	4,121	3,588	2,178
Borrowed funds	353	384	219
Subordinated notes	250	256	250
Total interest expense	4,724	4,228	2,647
Net interest income	12,718	12,813	12,127
Provision expense (benefit) for loan losses	422	(51)	554
Net interest income after provision for loan losses	12,296	12,864	11,573
Noninterest income
Service charges on deposits	625	641	642
Net loss on sales of securities	(7)	(71)	—
Mortgage banking activities	1,120	936	236
Other charges and fees	548	801	494
Total noninterest income	2,286	2,307	1,372
Noninterest expense
Salary and employee benefits	6,913	6,768	5,956
Occupancy and equipment expense	1,204	1,132	1,046
Professional service fees	362	441	266
Marketing expense	176	336	142
Printing and supplies expense	68	98	104
Data processing expense	595	634	436
Other expense	1,050	975	1,185
Total noninterest expense	10,368	10,384	9,135
Income before income taxes	4,214	4,787	3,810
Income tax provision	747	836	642
Net income	$3,467	$3,951	$3,168
Earnings per common share:
Basic earnings per common share	$0.45	$0.51	$0.48
Diluted earnings per common share	$0.44	$0.50	$0.47
Cash dividends declared per common share	$0.04	$0.03	$0.03
Weighted average common shares outstanding—basic	7,752	7,750	6,539
Weighted average common shares outstanding—diluted	7,869	7,893	6,699

Net Interest Income and Net Interest Margin
(Unaudited)	For the three months ended,
	March 31, 2019			December 31, 2018			March 31, 2018
(Dollars in thousands)	Average Balance	Interest (1)	Average Rate (2)	Average Balance	Interest (1)	Average Rate (2)	Average Balance	Interest (1)	Average Rate (2)
Interest-earning assets:
Gross loans (3)	$1,125,213	$15,651	5.64%	$1,131,705	$15,425	5.41%	$1,037,045	$13,604	5.32%
Investment securities (4):
Taxable	141,282	936	2.69	133,817	882	2.61	102,135	574	2.28
Tax-exempt	80,760	545	3.17	71,025	476	3.13	54,996	351	3.16
Interest earning cash balances	28,076	176	2.54	27,107	164	2.39	27,090	106	1.59
Federal Home Loan Bank Stock	8,325	134	6.53	8,325	94	4.48	8,303	139	6.78
Total interest-earning assets	$1,383,656	$17,442	5.14%	$1,371,979	$17,041	4.95%	$1,229,569	$14,774	4.90%
Non-earning assets:
Cash and due from banks	24,794			23,459			18,531
Premises and equipment	13,289			13,376			13,362
Goodwill	9,387			9,387			9,387
Other intangible assets, net	425			476			644
Bank-owned life insurance	11,893			11,813			11,570
Allowance for loan losses	(11,563)			(11,880)			(11,822)
Other non-earning assets	11,841			8,665			12,195
Total assets	$1,443,722			$1,427,275			$1,283,436
Interest-bearing liabilities:
Interest-bearing demand deposits	$53,299	$48	0.37%	$53,009	$47	0.35%	$63,501	$51	0.33%
Money market and savings deposits	306,496	1,094	1.45	259,160	759	1.16	273,699	548	0.81
Time deposits	544,130	2,979	2.22	542,047	2,782	2.04	456,555	1,579	1.40
Borrowings	55,814	353	2.57	66,491	384	2.29	56,819	219	1.56
Subordinated notes	14,896	250	6.81	14,888	256	6.82	14,844	250	6.83
Total interest-bearing liabilities	$974,635	$4,724	1.97%	$935,595	$4,228	1.79%	$865,418	$2,647	1.24%
Noninterest-bearing liabilities and shareholders' equity:
Noninterest bearing demand deposits	300,680			331,867			298,681
Other liabilities	14,136			11,905			8,931
Shareholders' equity	154,271			147,908			110,406
Total liabilities and shareholders' equity	$1,443,722			$1,427,275			$1,283,436
Net interest income		$12,718			$12,813			$12,127
Interest spread			3.17%			3.16%			3.66%
Net interest margin (5)			3.73			3.71			4.00
Tax equivalent effect			0.03			0.02			0.03
Net interest margin on a fully tax equivalent basis			3.76%			3.73%			4.03%

(1) Interest income is shown on actual basis and does not include taxable equivalent adjustments.
(2) Average rates and yields are presented on an annual basis and includes a taxable equivalent adjustment to interest income of $87 thousand, $83 thousand, and $78 thousand on tax-exempt securities for the three months ended March 31, 2019, December 31, 2018 and March 31, 2018, respectively, using a federal income tax rate of 21%.
(3) Includes nonaccrual loans.
(4) For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(5) Net interest margin represents net interest income divided by average total interest-earning assets.

Loan Composition	As of
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2019	2018	2018	2018	2018
Commercial real estate	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
Non-owner occupied	$361,066	$367,671	$362,450	$361,341	$360,014
Owner-occupied	187,001	194,422	190,131	172,615	172,608
Total commercial real estate	548,067	562,093	552,581	533,956	532,622
Commercial and industrial	401,588	383,455	397,060	363,239	371,464
Residential real estate	180,386	180,018	164,356	147,763	146,436
Consumer	1,056	999	1,002	831	832
Total loans	$1,131,097	$1,126,565	$1,114,999	$1,045,789	$1,051,354

Impaired Assets	As of
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2019	2018	2018	2018	2018
Nonaccrual loans	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
Commercial real estate	$2,694	$5,927	$4,559	$2,557	$1,946
Commercial and industrial	10,495	9,605	5,763	5,983	8,192
Residential real estate	3,456	2,915	2,546	2,737	2,838
Consumer	—	—	5	—	—
Total nonaccrual loans	16,645	18,447	12,873	11,277	12,976
Other real estate owned	373	—	—	—	—
Total nonperforming assets	17,018	18,447	12,873	11,277	12,976
Performing troubled debt restructurings
Commercial real estate	—	—	1,511	1,517	1,525
Commercial and industrial	562	568	574	578	582
Residential real estate	363	363	365	364	258
Total performing troubled debt restructurings	925	931	2,450	2,459	2,365
Total impaired assets	$17,943	$19,378	$15,323	$13,736	$15,341

Loans 90 days or more past due and still accruing	$453	$243	$354	$259	$263